EXHIBIT 99.1

For more information contact: Media Chelsea Rarrick +1 804 965 1618 Chelsea.Rarrick@markel.com Investors Investor Relations Markel Corporation IR@markel.com
FOR IMMEDIATE RELEASE

Teri Gendron named Chief Financial Officer of Markel Corporation

RICHMOND, Va., February 7, 2023 — Markel Corporation (NYSE: MKL) announced today that Teri Gendron will become its next Chief Financial Officer effective March 20, 2023, succeeding Jeremy Noble who became President of Markel’s insurance operations earlier this year.

Gendron comes to the role with a substantial track record leading high-performing finance organizations. Most recently, she was Chief Financial Officer of Jefferies Financial Group Inc., and she has also held senior finance positions at Gannett Co. and NII Holdings. She began her career at KPMG.

”We knew that it wouldn’t be easy to find the right person for this role,” said Markel Chief Executive Officer Tom Gayner. “The pool of finance leaders with experience supporting a group of businesses and investments as diverse as ours is somewhat limited, and to find someone who also shares our commitment to success, management style, sense of humor, and other cultural values, well that’s priceless to us. We are thrilled for Teri to join the team.”

As Chief Financial Officer, Gendron will work with leaders and teams across Markel’s three engines of insurance, investments, and Markel Ventures to oversee and manage all aspects of the holding company’s financial operations, including financial reporting, accounting, tax, treasury, and internal audit. She will report to Gayner and will work from Markel’s global headquarters in Glen Allen, Virginia.

“I have great respect and admiration for Markel,” said Gendron. “From the design of the company that creates the opportunity for steady investment and growth, to the culture focused on winning over the long term, Markel is just the type of place that I will enjoy calling home. I’m honored to be a part of it and can’t wait to join the team.”

Gendron holds an MBA from Georgetown University and a B.S. from the University of Virginia.

About Markel Markel Corporation is a diverse financial holding company serving a variety of niche markets. The company's principal business markets and underwrites specialty insurance products. In each of the Company's businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel on the web at markel.com.